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EXHIBIT 21

                LIST OF SUBSIDIARIES OF MCII HOLDINGS (USA), INC.

Each subsidiary is 100% owned by its respective parent company except as noted.


   Motor Coach Industries International, Inc. (Delaware)
        Transportation Manufacturing Operations, Inc. (Delaware)
           BusLease, Inc. (Delaware)
           Commercializadora Mexicana de Autobuses, S.A. de C.V. (Mexico) (10%) Hausman Bus Sales, Inc. (Delaware)
           MCI Acceptance Corp. (Delaware)
           MCIL Holdings, Ltd. (Canada)
                Motor Coach Industries Limited (Canada)
                       Frank Fair Industries Ltd. (Manitoba)
           Mexicana de Autobuses, S.A. de C.V. (Mexico) (10%)
           Motor Coach Industries, Inc. (Delaware)
           Motor Coach Industries-China, Inc. (Delaware)
                Nanjing Starley Transportation Company Limited (China) (70%) TMO Holdings of Canada, Ltd. (Canada)
           Transit Bus International, Inc. (Delaware)
                Custom Assets Corp. (California)
                Greyhound Overseas Services, Inc. (Virgin Islands)
                Transport Technology Corporation (Arizona)
           Universal Coach Parts, Inc. (Delaware)
                Universal Coach Parts Mexico, S.A. de C.V. (Mexico) (98%)
   *Dina Autobuses, S.A. de C.V. (Mexico) (99.99%)
        Autopartes Hidalguenses, S.A. de C.V. (Mexico) (99.99%)
        Carrocera Sahagun, S.A. de C.V. (Mexico) (98%)
      **MCII Buses (USA), Inc. (Delaware)


    *Became a subsidiary on January 31, 1997.

    **Incorporated as a subsidiary on April 17, 1997.